EXHIBIT 4.1

ASTRIS ENERGI, INC.. (an Alberta corporation), hereby adopts   The 2004 Stock Benefit Plan of Astris Energi Inc.   (the "Plan" ) this ____ day of January 2004. Under the Plan, the Company may   issue stock, or grant options to acquire the Company 's common stock, without nominal or par value (the "Stock" ), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein ("Benefits"). In addition, at the discretion of the Board of Directors, Benefits may from time to time be granted under this Plan to other individuals, including consultants or   advisors, who contribute to the success of the Company or its subsidiaries but   are not employees of the Company or its subsidiaries , provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising  transaction. Furthermore, no stock may be issued, or option granted, under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company 's securities.

1. Purpose of the Plan. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers, employees, consultants and key advisors capable of contributing to the future success of the Company , and rewarding those individuals who have contributed to the success of the Company .The Company has designed this Plan to aid it in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company 's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company . It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Benefits.

2. Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board. The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.

3. Shares of Stock Subject to this Plan. A total of Three Million (3,000,000) Shares of Common Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan  is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock  issued less the shares of Stock surrendered) shall count against the total  number of shares reserved for issuance under the terms of this Plan.

4. Eligibility. The Plan Administrators may grant Benefits to employees, officers, and directors of the Company and its subsidiaries , as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries , including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction, or for establishing,  maintaining or promoting a public market for the Company 's securities. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company 's best interests, which employees, officers,  directors, consultants and advisors are eligible to participate in this Plan. Benefits shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

5. Authority to Grant Stock Awards. The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. The Board may award and issue shares of Common Stock under the Plan in fulfillment of such Stock Awards. Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board.

6. Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award shall be determined by the Board.

7.  Stock Awards.

(a) Awards in Lieu of Compensation. The Board may grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award is subject to appropriate tax withholding. After compliance with the tax withholding requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Board determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Board to assure compliance with all relevant laws.

(b) Performance Based Awards. The Board may award shares of Common Stock, without any payment for such shares, to designated individuals if specified performance goals established by the Board are satisfied. The designation of an employee eligible for a specific performance-based Stock Award shall be made by the Board in writing prior to the beginning of the twelve month period for which the performance is measured. The Board shall establish the number of shares to be issued to a designated employee if the performance goal is met. The Board must certify in writing that a performance goal has been met prior to issuance of any certificate for a performance-based Stock Award to any employee. If the Board certifies the entitlement of an employee to the performance-based Stock Award, the certificate shall be issued to the employee as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Performance goals determined by the Board may be based on specified increases in revenue, net profits, stock price, Company or segment sales, market share, earnings per share, return on equity and/or business development milestones.

8. Registration. The Company may, but shall not be obligated to, register any securities covered by a Stock Award,  pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing these shares. The Company shall not be obligated to take any other affirmative action in order to cause the Stock Award to comply with any law or regulation of any governmental authority.

9. Withholding. If the grant of a Benefit hereunder, or exercise of an Option given as a Benefit is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code" ), or applicable state or local laws, the Company will initially pay the Grantee's liability and will be reimbursed by Grantee no later than six months after such liability arises and Grantee hereby agrees to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Stock subject to this Plan are subject to proportionate adjustment in the event of a stock dividend on the Stock or a change in the number of issued and outstanding shares of Stock as a result of a stock split, consolidation, or other recapitalization.

11. Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock Award has been granted to him.

12. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Fifth Millionth share is issued hereunder.

13.

In addition to the restrictions imposed by Rule 144, Rule 701 or any other applicable rule or statute, including the Securities Act of 1933 as amended, the shares issued hereunder shall be held in escrow and released to the employ on the following schedule:

Shares shall be released to beneficiaries of this plan in accordance with the directives of the Board of Directors at the time of the specific grant or award of stock.

14. Amendment of this Plan. This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect.